NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the Common Shares, (the "Common Shares") of Invacare Corporation (the "Company") from listing and registration on the Exchange at the opening of business on February 27, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Shares are no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision pursuant to Section 802.01D of the Listed Company Manual after the Company's s February 1, 2023 disclosure that the Company has filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas. In reaching its delisting determination, NYSE Regulation noted the uncertainty as to the ultimate effect of this process on the value of the Company's Common Shares. NYSE Regulation also noted that the Company's restructuring support agreement contemplates that the Company's outstanding Common Shares will be cancelled and extinguished without any distribution, and holders of the Company's Common Shares will not receive or retain any distribution or other value on account of their Common Shares On February 1, 2023, the Exchange determined that the Common Shares of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Common Shares from listing and registration on the NYSE. The Company was notified on February 1, 2023. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Common Stock, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.